Exhibit (a)(1)

FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO REPURCHASE
TO THE HOLDERS

4.50% CONVERTIBLE SENIOR NOTES DUE 2019
CUSIP #: 90349LAB01

ISSUED BY UTI WORLDWIDE INC.

The tender offer will expire at 5:00 p.m., New York City time, on February 24, 2016, unless extended by UTi Worldwide Inc. (such date, as the same may be extended, the “Expiration Date”). Holders of the Notes (as defined below) must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the Fundamental Change Repurchase Price (as defined below). Notes tendered may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

UTi Worldwide Inc., a company incorporated in the British Virgin Islands (the “Company” or “UTi”), in accordance with the Indenture (as defined herein), hereby provides this Fundamental Change Company Notice and Offer to Repurchase (as such notice and offer may be amended or supplemented, this “Notice”) to the holders (each, a “Holder”) of the 4.50% Convertible Senior Notes due 2019 (the “Notes”) of the Company pursuant to the Indenture, dated as of March 4, 2014 (the “Indenture”) (as amended by the First Supplemental Indenture, dated January 22, 2016 (the “First Supplemental Indenture”)), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). This Notice is being provided in connection with the merger (the “Merger”) of a subsidiary of DSV A/S (“Parent” or “DSV”) with and into the Company, pursuant to the Merger Agreement (the “Merger Agreement”), dated as of October 9, 2015, among the Company, DSV and Louvre Acquisitionco, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of DSV. The effective date of the Merger was January 22, 2016 (the “Effective Date”). On the Effective Date, each outstanding share of the Company’s ordinary shares, with no par value (“Company Ordinary Shares”), at the effective time of the Merger (the “Effective Time”) was converted into the right to receive $7.10 (“Ordinary Share Merger Consideration”). The Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture.

Each Holder has, subject to certain conditions, the right to:

•
pursuant to Section 15.02 of the Indenture, in connection with the Fundamental Change, require the Company to repurchase (the “Fundamental Change Repurchase Right”) for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on February 29, 2016 (as such date may be extended, the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount thereof (the “Fundamental Change Repurchase Price”); or

1
Pursuant to Section 2.09 of the Indenture, this CUSIP # is provided as a convenience and no representation is made as to the correctness of such number either as printed on the 2019 Notes or this Notice.

•
pursuant to Section 14.03 of the Indenture, in connection with the Make-Whole Fundamental Change and pursuant to the First Supplemental Indenture, elect to convert each $1,000 principal amount of Notes into the Ordinary Merger Share Consideration which such Holder would have received upon consummation of the Merger if such Holder had converted such $1,000 principal amount of Notes into Ordinary Shares (as defined in the Indenture) immediately before the Effective Time of the Merger, equal to $489.69 for each $1,000 principal amount of Notes held, calculated in accordance with Sections 14.04 and 14.07 of the Indenture and First Supplemental Indenture. A conversion of Notes will be deemed to be “in connection with” the Make-Whole Fundamental Change if the relevant notice of conversion is received by the Conversion Agent (as defined herein) up to and including February 26, 2016, the business day prior to the Fundamental Change Repurchase Date, in each case, as more fully described herein. Accrued and unpaid interest will be paid separately to the holders of record as of February 15, 2016, up to but not including February 29, 2016, the Fundamental Change Repurchase Date.

Holders are under no obligation to either surrender their Notes for purchase pursuant to the Fundamental Change Repurchase Right or convert their Notes pursuant to the Make-Whole Conversion Right and may elect to retain their Notes. The amount Holders would receive upon exercise of the Make-Whole Conversion Right is less than the value of the Fundamental Change Repurchase Price, and either value may be more or less than the over-the-counter market value for the Notes.

Notes surrendered hereunder must comply with the appropriate Depository Trust Company (the “DTC”) procedures:

•
If a Holder’s Notes are held by a broker, dealer, commercial bank, trust company or other nominee, the Holder must contact that nominee and instruct that nominee to tender or convert the Notes on such Holder’s behalf through the transmittal procedures of DTC.

•	If a Holder is a DTC participant, such Holder should tender its Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

Additional copies of this Notice may be obtained from Wells Fargo Bank, National Association at its address set forth below. All determinations or calculations have been made by the Company, and Wells Fargo Bank, National Association is entitled to rely conclusively on all such determinations and calculations. Neither the Trustee, the Paying Agent nor the Conversion Agent makes any representation with respect to the accuracy or adequacy of the information contained in this Notice. The accuracy and adequacy of this Notice and the information contained herein are the sole responsibility of the Company.

Wells Fargo Bank, National Association
608 2nd Avenue South
12th Floor
MAC N9303-121
Minneapolis, MN 55402
Attn: Bondholder Communications
Phone: 1-800-344-5128

The date of this Notice is January 26, 2016.

Fundamental Change; Make-Whole Fundamental Change

The consummation of the Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined in Section 1.01 of the Indenture.

In connection with the Fundamental Change, and as more fully described herein, each Holder has, subject to certain conditions, the right, at such Holder’s option, to (i) require the Company to offer to repurchase (the “Fundamental Change Repurchase Right”) for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on February 29, 2016 (as such date may be extended, the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount thereof (the “Fundamental Change Repurchase Price”); or (ii) to elect to convert for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, at a repurchase price equal to the Ordinary Merger Share Consideration which such Holder would have received upon consummation of the Merger if such Holder had converted such $1,000 principal amount of Notes into Ordinary Shares (as defined in the Indenture) immediately before the Effective Time, equal to $489.69 for each $1,000 principal amount of Notes held (the “Make-Whole Conversion Right”).

Accrued and unpaid interest will be paid separately to the holders of record as of February 15, 2016, up to but not including February 29, 2016, the Fundamental Change Repurchase Date.

A Holder may (1) require the Company to repurchase for cash its Notes at any time prior to 5:00 p.m., New York City time, on February 24, 2016 (the “Expiration Date”), or (2) elect to surrender for conversion such Holder’s Notes at any time up to and including February 29, 2016, the Fundamental Change Repurchase Date, in each case by complying with the appropriate Depository Trust Company (“DTC”) procedures. The Trustee has informed the Company that, as of the date of this Fundamental Change Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute delivery of a Fundamental Change Repurchase Notice that satisfies such Noteholder’s notice requirements for its exercise of its Fundamental Change Repurchase Right. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

NOTEHOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE FUNDAMENTAL CHANGE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL FUNDAMENTAL CHANGE REPURCHASE NOTICE.

Additional information regarding the Merger and the Merger Agreement is provided below in Section 1.3.

 Fundamental Change Repurchase Right

Subject to certain conditions, each Holder has the right to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, at a price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable. Accrued and unpaid interest will be paid separately to the holders of record as of February 15, 2016, up to but not including February 29, 2016, the Fundamental Change Repurchase Date.

The Company hereby offers, upon the terms and subject to the conditions set forth in this Notice, to purchase for cash any and all of its outstanding Notes. Notes accepted for payment pursuant to the Fundamental Change Repurchase Right will be accepted only in minimum principal amounts of $1,000 and integral multiples of $1,000 in excess thereof. The Company will pay the Fundamental Change Repurchase Price for each $1,000 principal amount of Notes accepted for purchase pursuant to the Fundamental Change Repurchase Right. No tenders will be valid if submitted after 5:00 p.m. on the Expiration Date.

Alternatives to the Fundamental Change Repurchase Right

Exercise Your Make-Whole Conversion Right. During the Make-Whole Conversion Period, the Notes are convertible into an amount of cash equal to $489.69 per $1,000 principal amount of Notes. Pursuant to the Merger Agreement, holders of Ordinary Shares of the Company will receive cash consideration of $7.10 per Ordinary Share upon closing of the acquisition by way of merger. Based on this closing price, upon exercise of your Make-Whole Conversion Right you receive $489.69 per $1,000 principal amount of Notes (the “Make-Whole Conversion Price”). The Make-Whole Conversion Price you would receive is less than the Fundamental Change Repurchase Price you would receive were you to tender your Notes for purchase by the Company pursuant to the Fundamental Change Repurchase Right.

Holders who convert their Notes, or who require the Company to repurchase for cash their Notes pursuant to the Fundamental Change Repurchase Right, will, upon conversion or purchase, as applicable, cease to have any rights with respect to such Notes converted or purchased (other than as provided in this Notice), including the right to receive interest or principal thereon.

Retain Your Notes. If a Holder decides to retain its Notes, then such Holder will retain the right to convert its Notes, subject to the terms and conditions of the Indenture. Such Holder will also retain the right to receive interest payments on the Notes until the Notes mature pursuant to the terms of the Indenture. The stated maturity of the Notes is March 1, 2019.

Comparison of Alternatives. See page 10 for a comparison of the estimated value of: (1) the Fundamental Change Repurchase Price, if your Notes are purchased by the Company pursuant to the Fundamental Change Repurchase Right; (2) the Make-Whole Conversion Right, if you convert your Notes during the Make-Whole Conversion Period; and (3) the market value of the Notes, if you choose to retain your Notes.

You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to tender your Notes pursuant to the Fundamental Change Repurchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right and, if so, the amount of your Notes to tender or convert. None of the Company, DSV, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Fundamental Change Repurchase Right, or to exercise or refrain from exercising the Make-Whole Conversion Right.

Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right may be withdrawn at any time prior to 5:00 p.m., New York City time, on February 24, 2016. Notes surrendered pursuant to the Make-Whole Conversion Right may not be withdrawn.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any state in which such offer or solicitation is unlawful pursuant to the laws of such state after a good faith effort by the Company to comply with such state laws. The information contained in this Notice is as of the date hereof. If circumstances constituting a material change to the information in this Notice occur following the date hereof, the Company will promptly disclose such material change by means of a public announcement or a supplement to this Notice that will be distributed to the holders of the Notes and, if required by law, will extend the Expiration Date.

v

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS			6
IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND MAKE-WHOLE CONVERSION RIGHT			7
1.	Information Concerning the Company.		7
	1.1	The Company.	7
	1.2	DSV A/S.	7
	1.3	The Merger.	7
2.	Information Concerning the Notes.		8
	2.1	The Company’s Obligation to Purchase the Notes.	8
	2.2	Fundamental Change Repurchase Price.	8
	2.3	Make-Whole Conversion Right.	9
	2.4	Market for the Notes.	10
	2.5	Interest.	10
3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.		11
	3.1	Delivery of Notes.	11
	3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.	12
4.	Right of Withdrawal.		13
5.	Payment for Surrendered Notes; Source and Amount of Funds.		13
6.	Notes Acquired or Converted.		13
7.	Plans or Proposals of the Company.		14
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.		14
9.	Agreements Involving the Company’s Notes.		14
10.	Purchases of Notes by the Company and Its Affiliates.		14
11.	Certain United States Federal Income Tax Consequences.		14
12.	Additional Information.		17
13.	No Solicitations.		18
14.	Conflicts.		18
ANNEX A BOARD OF DIRECTORS AND EXECUTIVE OFFICERS			A-1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder (i) to require the Company to purchase its Notes at the Fundamental Change Repurchase Price, (ii) to convert its Notes for the Make-Whole Conversion Price during the Make-Whole Conversion Period and/or (iii) to retain its Notes, in each case, pursuant to the terms and conditions of the Indenture, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “we,” “our,” or “us” in this Notice are to UTi Worldwide Inc. and its subsidiaries.

Who is offering to purchase my Notes?

UTi Worldwide Inc., a British Virgin Islands corporation, is offering to purchase any and all of your Notes, at your option, on the terms and conditions set forth in this Notice. As of January 26, 2016, there was $400 million aggregate principal amount of Notes outstanding. (See Section 1.1)

Why are you offering to purchase my Notes?

As a result of the Merger, a Fundamental Change (as defined in the Indenture) occurred on January 22, 2016 (the “Effective Date”), and accordingly each Holder has a Fundamental Change Repurchase Right, pursuant to Article 15 of the Indenture. (See Section 1.3)

How much will you pay for my Notes and what is the form of payment?

If you tender your Notes, we will pay, in cash, a purchase price equal to 100% of the principal amount of the Notes to be purchased. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market value of the Notes. (See Section 2.2)

Why am I not receiving accrued and unpaid interest in connection with the Repurchase Price?

Accrued and unpaid interest will be paid separately to the holders of record as of February 15, 2016, up to but not including February 29, 2016, the Fundamental Change Repurchase Date.

How can I determine the market value of my Notes?

There currently is a limited or no established trading market for the Notes, and the Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar notes. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Fundamental Change Repurchase Right. (See Section 2.4)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on February 24, 2016, the Expiration Date. We will not extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See Section 2.1)

If I tender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Fundamental Change Repurchase Right. We will deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on February 29, 2016 (the “Fundamental Change Repurchase Date”) (subject to extension to comply with applicable law), an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price. The Paying Agent will then pay the money to Cede & Co., as nominee of DTC and the sole record holder of Notes, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer of the accepted Notes to the account of the Paying Agent at DTC. (See Section 5)

What are the conditions to your purchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. (See Section 2.1)

What is the Make-Whole Conversion Right with respect to my Notes?

The Merger constituted a Make-Whole Fundamental Change, and accordingly during the Make-Whole Conversion Period, the Notes are convertible into an amount of cash equal to $489.69 per $1,000 principal amount of Notes. Pursuant to the Merger Agreement, holders of Ordinary Shares of the Company will receive cash consideration of $7.10 per Ordinary Share upon closing of the acquisition by way of merger (the “Ordinary Share Merger Consideration”). Based on the Ordinary Share Merger Consideration, upon exercise of your Make-Whole Conversion Right you will receive $489.69 per $1,000 principal amount of Notes.

A Holder may elect to surrender for conversion such Holder’s Notes by complying with the procedures of the DTC in effect at that time during the Make-Whole Conversion Period.

If I exercise my Fundamental Change Repurchase Right or my Make-Whole Conversion Right, may I change my mind?

Although an exercise of your Fundamental Change Repurchase Right may be withdrawn at any time prior to 5:00 p.m., New York City time on February 24, 2016, the Expiration Date, an exercise of your Make-Whole Conversion Right is irrevocable. (See Section 2.3)

What are my rights if I retain my Notes?

If you do not surrender your Notes pursuant to the Fundamental Change Repurchase Right and do not convert your Notes pursuant to the Make-Whole Conversion Right, you may retain your Notes pursuant to their terms through maturity on March 1, 2019, or otherwise transfer such Notes in the ordinary course. Moreover, you will retain the right to convert your Notes, subject to the terms and conditions of the Indenture. You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Notes. The Notes will be repaid on the maturity date at the principal amount thereof, plus accrued but unpaid interest to but excluding the maturity date. (See Section 2.3)

Is the Board of Directors making any recommendation as to the Fundamental Change Repurchase Right or the Make-Whole Conversion Right?

None of the Company, DSV, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to exercise or refrain from exercising the Make-Whole Conversion Right. You must make your own independent decision as to whether or not to exercise your Fundamental Change Repurchase Right or to exercise your Make-Whole Conversion Right and, if so, the principal amount of your Notes to tender or convert. The Fundamental Change Repurchase Right, and our offer to purchase Notes as described in this Notice, is based solely on the contractual requirements of the Indenture and the Notes.

How do I tender my Notes for purchase?

To tender your Notes for purchase pursuant to the Fundamental Change Repurchase Right, you must comply with the procedures of DTC on or after the date of this Notice, but no later than 5:00 p.m., New York City time, on the Expiration Date.

•
If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See Section 3.1)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 5:00 p.m., New York City time, on February 24, 2016, which is also the Expiration Date. (See Section 4)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. An exercise of your Make-Whole Conversion Right is irrevocable. (See Section 4)

If I want to convert my Notes, what should I do?

If you want to exercise the Make-Whole Conversion Right, you must comply with the procedures of the DTC, but no later than the business day prior to the Fundamental Change Repurchase Date.

•
If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to convert your Notes and instruct that nominee to convert the Notes on your behalf through the transmittal procedures of DTC.

•
If you are a DTC participant, you should submit your Notes electronically through DTC’s ATOP, subject to the terms and procedures of that system. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. (See Section 2.3)

You may not convert your Notes if you have previously tendered your Notes pursuant to the Fundamental Change Repurchase Right and have not validly withdrawn such previously tendered Notes.

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 5:00 p.m., New York City time, on the Expiration Date, we will not purchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (See Section 3)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on Notes tendered pursuant to the Fundamental Change Repurchase Right will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date, provided that we have not defaulted in making payment of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date. Interest will be paid on March 1, 2016 to record holders as of February 15, 2016. No accrued and unpaid interest will be paid in connection with the Fundamental Change Repurchase Price. (See Section 2.5)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Fundamental Change Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

Will DSV guarantee the Notes?

The Notes are the obligation of the Company. DSV has no obligation to guarantee the Notes. (See Section 2)

What are the U.S. federal income tax consequences of exercising the Fundamental Change Repurchase Right or the Make-Whole Conversion Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right generally will be a taxable transaction to you if you are a U.S. Holders (as defined in “Certain United States Federal Income Tax Consequences”) U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to holders of Notes that have their Notes purchased pursuant to the Fundamental Change Repurchase Right, see “Certain United States Federal Income Tax Consequences.” (See Section 11)

Who is the Paying Agent and Conversion Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Fundamental Change Repurchase Right and the Conversion Agent in connection with the transactions contemplated by the Make-Whole Conversion Right, and may be contacted at the address and telephone number set forth on the cover of this Notice.

Whom can I talk to if I have questions about the Fundamental Change Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Fundamental Change Repurchase Right may be directed to the Paying Agent at the address and telephone number set forth on the cover of this Notice.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice and the documents incorporated by reference herein include forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among other things, these forward-looking statements may include statements regarding the Fundamental Change Repurchase Right and Make-Whole Conversion Right, including statements regarding the anticipated tax consequences of tendering or converting Notes, or refraining therefrom, the current or expected over-the-counter market price for the Notes, and payment dates and deadlines in connection with the exercise of the Fundamental Change Repurchase Right and Make-Whole Conversion Right. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Factors that might cause or contribute to a material difference include, but are not limited to, the risks in the Company’s filings with the SEC, including those listed in Item 1A “Risk Factors” in its annual report on Form 10-K relating to the fiscal year ended January 31, 2015 filed with the SEC, those risks discussed in the definitive proxy statement filed with the SEC on December 4, 2015, and other factors outside the Company’s control.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND MAKE-WHOLE CONVERSION RIGHT

1.	Information Concerning the Company.

1.1	The Company.

We are an international, non-asset based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage, and other supply chain management services. We serve a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the energy and mining, retail, apparel, chemical, automotive, pharmaceutical and technology industries. We seek to use our global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of our clients’ supply chains. Our Ordinary Shares were first listed on NASDAQ Global Select Market (“NASDAQ”) in 2000, under the trading symbol “UTIW.” In connection with the Merger, on January 22, 2016, NASDAQ filed a Form 25 delisting the Company from NASDAQ.

We are an indirect, wholly-owned subsidiary of DSV A/S and are organized under the laws of the British Virgin Islands. Our principal executive offices are located at 100 Oceangate, Suite 1500, Long Beach, CA 90802 USA and our telephone number is (562) 552-9400. Our registered office is located at Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

1.2	DSV A/S.

DSV is a global supplier of transport and logistics services. DSV operates through three divisions – DSV Road, DSV Air & Sea and DSV Solutions – offering services that include air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics and truckload brokerage. DSV also provides other supply chain management services, including consulting, the coordination of purchase orders and customized management services. Through its supply chain planning and optimization services, DSV assists its clients in designing and implementing solutions that improve the predictability, visibility, and overall costs of their supply chains.

DSV is headquartered in Denmark, incorporated under Danish law, and publicly listed on the NASDAQ Copenhagen Stock Exchange. DSV’s principal executive office is located at Hovedgaden 630, DK-2640 Hedehusene, Denmark, and its telephone number is +45 43 20 30 40. Its website can be accessed at http://www.dsv.com. Information included on this website is not incorporated by reference into this Notice.

1.3	The Merger.

On October 9, 2015, the Company entered into a Merger Agreement among DSV and Louvre Acquisitionco, Inc., a company incorporated under the laws of the British Virgin Islands and an indirect wholly-owned subsidiary of DSV (“Merger Sub”), providing for, subject to the satisfaction (or, with limited exceptions, express written waiver by all parties, to the extent permitted by applicable law) of specified conditions, the acquisition of the Company by DSV at a price of $7.10 per ordinary share of the Company, no par value (“Ordinary Shares”) in cash. On January 22, 2016, Merger Sub was merged with and into the Company, with the Company as the surviving entity and an indirect wholly-owned subsidiary of DSV (the “Merger”).

As the Merger constituted a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture, each Holder has a Fundamental Change Repurchase Right, pursuant to Article 15 of the Indenture, and a Make-Whole Conversion Right, pursuant to Article 14 of the Indenture, both as described herein.

The foregoing summary of the Indenture is qualified by the full text of the Indenture, filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 4, 2014 and incorporated herein by reference, including the First Supplemental Indenture, filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2016 and incorporated herein by reference. See Section 12.

2.	Information Concerning the Notes.

The Notes were issued pursuant to the Indenture, dated March 4, 2014, among the Company and the Trustee. The First Supplemental Indenture, dated January 22, 2016, provided for a change in the type of consideration received upon conversion of the Notes resulting from the merger event described above.

The Notes mature on March 1, 2019. As of January 26, 2016, there was $400 million aggregate principal amount of Notes outstanding.

The Notes are the obligation of the Company. DSV has no obligation to guarantee the Notes.

The Trustee has been appointed as Paying Agent in connection with the Fundamental Change Repurchase Right and the Trustee serves as the Conversion Agent in connection with the Make-Whole Conversion Right.

2.1	The Company’s Obligation to Purchase the Notes.

Pursuant to the terms of the Notes and the Indenture, upon the occurrence of the Merger which constituted a Fundamental Change, we became obligated to purchase, at the Fundamental Change Repurchase Price, all Notes validly tendered for purchase by Holders pursuant to the Fundamental Change Repurchase Right. The Fundamental Change Repurchase Price for the Notes is payable in cash and is equal to 100% of the principal amount thereof. The Indenture requires that the Fundamental Change Repurchase Date be a date chosen by the Company that is not less than 20 and no more than 35 calendar days after the date of the Company’s notice to Holders that a Fundamental Change has occurred and of the Fundamental Change Repurchase Right.

The Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on February 24, 2016. We do not intend to extend the period that holders have to exercise their Fundamental Change Repurchase Right unless required to do so by applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied.

There is no financing condition in connection with the Company’s obligation to consummate the Fundamental Change Repurchase Right.

2.2	Fundamental Change Repurchase Price.

Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by us for the Notes pursuant to the Fundamental Change Repurchase Right is 100% of the principal amount of the Notes validly surrendered for purchase. The Fundamental Change Repurchase Price will be $1,000 per $1,000 in principal amount of Notes, assuming the Fundamental Change Repurchase Date is not extended. The Fundamental Change Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market value of the Notes or the value of the merger consideration. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available before making a decision whether to surrender their Notes for purchase.

Accrued and unpaid interest will be paid separately to the holders of record as of February 15, 2016, up to but not including February 29, 2016, the Fundamental Change Repurchase Date.

None of the Company, DSV or either of their respective Board of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to the Fundamental Change Repurchase Right or to exercise the Make-Whole Conversion Right. Each Holder must make its own decision as to whether to surrender Notes for repurchase, exercise its Make-Whole Conversion Right or retain its Notes, based on such Holder’s assessment of the market value of the Notes and other relevant factors.

2.3	Make-Whole Conversion Right.

The Merger constituted a Make-Whole Fundamental Change, and accordingly during the Make-Whole Conversion Period, the Notes are convertible into an amount of cash equal to $489.69 per $1,000 principal amount of Notes. Pursuant to the Merger Agreement, holders of Ordinary Shares of the Company will receive cash consideration of $7.10 per Ordinary Share upon closing of the acquisition by way of merger (the “Ordinary Share Merger Consideration”). Based on the Ordinary Share Merger Consideration, upon exercise of your Make-Whole Conversion Right Holders will receive $489.69 per $1,000 principal amount of Notes.

A Holder may elect to submit such Holder’s Notes by complying with the procedures of the DTC, but no later than the Fundamental Change Repurchase Date.

•
If a Holder’s Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such Holder must contact and instruct that nominee to convert the Notes on the Holder’s behalf through the transmittal procedures of DTC.

•
If a Holder is a DTC participant, such Holder should submit the Holder’s Notes electronically through DTC’s ATOP, subject to the terms and procedures of that system. Please direct any questions or requests for assistance in connection with the surrender of Notes for exchange to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

A Holder may not convert such Holder’s Notes if the Holder has surrendered such Notes for purchase pursuant to the Fundamental Change Repurchase Right and has not validly withdrawn the previously tendered Notes.

If you wish to convert your Notes, you should not tender your Notes pursuant to the Fundamental Change Repurchase Right.

YOU ARE UNDER NO OBLIGATION TO EITHER (I) TENDER YOUR NOTES FOR PURCHASE PURSUANT TO THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR (II) CONVERT YOUR NOTES PURSUANT TO THE MAKE-WHOLE CONVERSION RIGHT DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000.00, you may choose to:

•	Tender the Note for Cash: If you exercise the Fundamental Change Repurchase Right prior to the Expiration Date, you will receive $1,000.00 in cash.

•
Convert the Note at the Make-Whole Conversion Rate: If you exercise your Make-Whole Conversion Right during the Make-Whole Conversion Period, you will receive $489.69 in cash, based on the Ordinary Share Merger Consideration.

•
Retain the Note: You may choose to continue holding your Note or otherwise transfer or exchange it in the ordinary course. You will retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Note. The Note matures on March 1, 2019.

THE AMOUNT YOU WOULD RECEIVE UPON EXERCISE OF THE MAKE-WHOLE CONVERSION RIGHT IS LESS THAN THE VALUE OF THE FUNDAMENTAL CHANGE REPURCHASE PRICE.

2.4	Market for the Notes.

There currently is a limited or no established trading market for the Notes, and the Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s and DSV’s operating results and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right, we expect that Notes not purchased under the Fundamental Change Repurchase Right will continue to be traded over-the-counter. However, the trading market for the Notes may be more limited. As of January 26, 2016, there was $400 million aggregate principal amount of Notes outstanding and Cede & Co., as nominee of DTC, was the sole record Holder of the Notes.

We urge you to obtain current market information for the Notes, to the extent available, and the shares of Parent common stock before making any decision to surrender your Notes pursuant to the Fundamental Change Repurchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right.

2.5	Interest.

The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the date of maturity, March 1, 2019, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased, exchanged or converted. Interest on outstanding Notes is paid on March 1st and September 1st of each year to record Holders of the Notes as of the preceding February 15th and August 15th, as applicable. The Notes bear interest on the principal amount at an annual interest rate of 4.50%.

The Company will not pay any accrued interest payable on the Notes to Holders who tender the Notes pursuant to this Fundamental Change Company Notice and Offer to Repurchase on the basis that the expected Fundamental Change Repurchase Date is February 29, 2016, and thus all accrued and unpaid interest will be paid to record holders as of February 15, 2016 on March 1, 2016.

Holders converting the Notes will not receive a cash payment for accrued and unpaid interest.

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.

Holders will be entitled to receive the Fundamental Change Repurchase Price for their Notes only if they validly surrender, and do not validly withdraw, their Notes for repurchase before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding and subject to the existing terms of the Notes and the Indenture.

3.1	Delivery of Notes.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through ATOP. Delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indenture. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below prior to 5:00 p.m., New York City time, on the Expiration Date.

A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.

By surrendering, or instructing your nominee to surrender, your Notes for purchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Notice;

•	such Holder agrees to all of the terms of this Notice and acknowledges that it provides the notice required pursuant to the Indenture with respect to the Fundamental Change;

•
upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price), all in accordance with the terms set forth in this Notice;

•
such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	surrenders of Notes pursuant to the Fundamental Change Repurchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for purchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

4.	Right of Withdrawal.

Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw previously surrendered Notes, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for purchase by following the surrender procedures described in Section 3 above. Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right may not be converted pursuant to the Make-Whole Conversion Right unless such Notes are first withdrawn on or prior to the Expiration Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.	Payment for Surrendered Notes; Source and Amount of Funds.

We will deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, which is expected to be February 29, 2016, subject to extension to comply with applicable law, an amount of money sufficient to pay the Fundamental Change Repurchase Price of all of the Notes or portions thereof that are to be purchased. The Paying Agent will then, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Paying Agent by the Holder thereof, distribute the money to Cede & Co., as nominee of DTC and the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Notes pursuant to the Fundamental Change Repurchase Right is $400 million (assuming all of the Notes are validly surrendered for purchase and accepted for payment). To pay for any Notes surrendered pursuant to the Fundamental Change Repurchase Right, we intend to use cash on hand and cash provided by DSV A/S or one of its subsidiaries.

6.	Notes Acquired or Converted.

Any Notes purchased by us pursuant to the Fundamental Change Repurchase Right or converted by Holders pursuant to the Make-Whole Conversion Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company.

Except as noted in this Notice and in the documents incorporated by reference herein, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.

Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9.	Agreements Involving the Company’s Notes.

Except as described above and in this Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.	Purchases of Notes by the Company and Its Affiliates.

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with its terms and conditions, from the date of this Notice until at least the tenth (10th) business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Repurchase Price or Make-Whole Conversion Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right, the amount of Notes converted pursuant to the Make-Whole Conversion Right, the market price of Ordinary Shares, the business and financial position of the Company and DSV and general economic and market conditions.

11.	Certain United States Federal Income Tax Consequences.

The following summary describes certain United States federal income tax consequences of exercising the Fundamental Change Repurchase Right or the Make-Whole Conversion Right to U.S. Holders (as defined below) who are beneficial owners of the Notes and hold the Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular U.S. Holder in light of such Holder’s particular circumstances, or to certain types of Holders subject to special treatment under United States federal income tax laws (such as banks, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities, commodities or currencies, traders that elect to mark-to-market their securities, United States expatriates or former long-term residents of the United States, corporations that accumulate earnings to avoid United States federal income tax or tax-qualified retirement plans). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular Holders.

If a partnership holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner of a partnership holding the Notes is urged to consult its tax advisor regarding the tax consequences of the partnership exercising the Fundamental Change Repurchase Right or the Make-Whole Conversion Right.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

As used in this Notice, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust that either (i) is subject to the primary supervision of a court within the United States and has one or more U.S. persons with the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular Holders in light of their particular circumstances. Holders are urged to consult their tax advisors as to the particular tax consequences to them of exercising their Fundamental Change Repurchase Right or their Make-Whole Conversion Right, including the effect of any federal, state, local, foreign and other tax laws.

If the Company were treated as a passive foreign investment company, or "PFIC", for U.S. federal income tax purposes for any period that includes a U.S. Holder's holding period for the Notes, the exercise of either the Fundamental Change Repurchase Right or the Make-Whole Conversion Right may result in generally adverse tax consequences different than those described below. The Company does not believe that it is, and does not anticipate becoming, a PFIC and the remainder of this discussion assumes that the Company is not a PFIC. However, the determination of PFIC status is a factual determination made on an annual basis and is subject to change. U.S. Holders are encouraged to consult their tax advisors regarding the application of the PFIC rules.

Tax Considerations for U.S. Holders

Exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right

Except as noted below with respect to market discount, a U.S. Holder will generally recognize capital gain or loss on an exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right measured by the difference between (i) the amount of cash received for the Notes (except to the extent such cash is attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. Holder has not previously included the accrued interest in income, and will generally be considered foreign source income and, for purposes of certain limitations imposed on the United States foreign tax credit, generally will be considered passive income) and (ii) such U.S. Holder’s adjusted tax basis in the Note. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the conversion. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, realized by a U.S. Holder on the disposition of Notes generally will be treated as United States source income for foreign tax credit purposes.

If a U.S. Holder purchased a Note for an amount that was less than its stated redemption price at maturity (as defined in Section 1278(a)(2) of the Code), such U.S. Holder will be treated as having purchased the Note with “market discount” unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. Holder made an election to accrue market discount on a constant yield basis.

Medicare Tax

Recently enacted legislation generally imposes a 3.8% Medicare tax on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, "net investment income" generally includes gain from the exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right and certain other income, reduced by any deductions properly allocable to such income or net gain. U.S. Holders are urged to consult their tax advisors regarding the applicability of the Medicare tax to their gains, if any, in respect of their Notes exchanged pursuant to the Fundamental Change Repurchase Right or the Make-Whole Conversion Right.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received pursuant to the exercise of the Fundamental

Change Repurchase Right or the Make-Whole Conversion Right. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Notes not held through a custodial account with a financial institution to the IRS. This law also imposes penalties if a U.S. Holder is required to report such information to the IRS and fails to do so. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Notes.

U.S. Holders that Do Not Exercise Their Fundamental Change Repurchase Right or Make-Whole Conversion Right
A U.S. Holder generally should not recognize any income, gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its Make-Whole Conversion Right.

12.	Additional Information.

On January 22, 2016, in connection with the completion of the Merger, the Company notified NASDAQ that trading in its shares of common stock should be suspended and the listing of such shares on NASDAQ should be removed. In addition, the Company requested that NASDAQ file with the SEC an application on Form 25 to delist and deregister the shares of the Company’s common stock under Section 12(b) of the Exchange Act. On January 22, 2016, NASDAQ informed the Company that it had filed the Form 25 with the SEC. On or about February 1, 2016, the Company intends to file with the SEC a Form 15 requesting that its reporting obligations under Section 13(a) and 15(b) of the Exchange Act be suspended, until which time the Company shall remain subject to the informational and reporting requirements of the Exchange Act.

In accordance with its obligations under the Exchange Act, the Company has filed annual, quarterly and current reports and proxy statements and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We recommend that you review the Schedule TO, including exhibits, and the following materials that we  have filed with the SEC before making a decision in respect of this Notice and the Notes:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015;

•	the Company’s Quarterly Reports on Form 10-Q for the quarter ended July 31, 2015 and October 31, 2015;

•
the Company’s Current Reports on Form 8-K filed on May 14, 2015, June 4, 2015, June 11, 2015, September 3, 2015, October 9, 2015 (two filings), November 11, 2015, November 23, 2015, December 18, 2015 and December 29, 2015 (in each case, except to the extent furnished but not filed);

•	the Indenture, dated as of March 4, 2014, among the Company and the Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 4, 2014); and

•
the First Supplemental Indenture, dated as of January 22, 2016, among the Company and the Trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 22, 2016).

We also recommend you review all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Expiration Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

Holders of the Notes may obtain any of the materials referred to above by requesting them in writing or by telephone from the Company at the following address:

UTi Worldwide Inc.
Commerce House
Wickhams Cay 1
PO Box 3140
Road Town, Tortola
British Virgin Islands VG1110
Telephone: +1.284.852.100

13.	No Solicitations.

The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14.	Conflicts.

In the event of any conflict between this Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, DSV, their respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation pursuant to this Notice. Each Holder must make his or her own decision as to whether to surrender Notes for purchase, exercise the Make-Whole Conversion Right or retain the Notes, based on such Holder’s assessment of the current market value of the Notes and the value of the merger consideration into which the Notes are exchangeable and other relevant factors.

UTI WORLDWIDE INC.
January 26, 2016

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers as of January 26, 2016.

Executive Officers and Directors

Name	Title
Jørgen Møller	Director
Edward Feitzinger	Chief Executive Officer
Richard Rodick	Executive Vice President – Finance and Chief Financial Officer
Lance D’Amico	Executive Vice President – Chief Administrative Officer and Corporate Secretary
Keith Pienaar	President – Contract Logistics and Distribution
Ditlev Blicher	President – Freight Forwarding
Hessel Verhage	President – Freight Forwarding

The business address of each person set forth above is Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110. The telephone number is +1.284.852.1000.

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